Exhibit 99.1

FOR IMMEDIATE RELEASE
For:	Cathay General Bancorp	Contact: Heng W. Chen
	777 N. Broadway	(213) 625-4752
Los Angeles, CA 90012

CATHAY GENERAL BANCORP ANNOUNCES RECORD EARNINGS OF $30.7 MILLION,
OR $0.59 PER SHARE, IN THIRD QUARTER 2006

          Los Angeles, Calif., October 19:  Cathay General Bancorp (the “Company”, NASDAQ: CATY), the holding company for Cathay Bank (the “Bank”), today announced results for the third quarter of 2006.

STRONG FINANCIAL PERFORMANCE

	Third Quarter 2006	Third Quarter 2005

Net income	$30.7 million	$26.7 million
Basic earnings per share	$0.60	$0.53
Diluted earnings per share	$0.59	$0.53
Return on average assets	1.60%	1.74%
Return on average stockholders’ equity	13.76%	14.22%
Efficiency ratio	38.62%	37.91%

HIGHLIGHTS

•	Third quarter earnings increased $4.0 million, or 14.9%, compared to the same quarter a year ago.
•	Third quarter diluted earnings per share reached $0.59, increasing 11.3%, compared to the same quarter a year ago.
•	Return on average assets was 1.60% for the quarter ended September 30, 2006, compared to 1.59% for the quarter ended June 30, 2006, and compared to 1.74% for the same quarter a year ago.
•

Return on average stockholders’ equity was 13.76% for the quarter ended September 30, 2006, compared to 13.70% for the quarter ended June 30, 2006, and compared to 14.22% for the same quarter a year ago.

•	Gross loans increased by $118.1 million, or 2.2%, from $5.4 billion at June 30, 2006 to $5.5 billion at September 30, 2006.
•	The Company completed the acquisition of New Asia Bancorp on October 18, 2006.

          “We are pleased to report another record quarter of earnings and the completion of the acquisition of  New Asia Bancorp on October 18, 2006.  Steady loan growth and low credit losses were the main factors that contributed to the record third quarter results, despite the twenty-one basis points drop in our net interest margin for the third quarter compared to the second quarter,” commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

          “We expect to open a new branch in Dallas, Texas during the first quarter of 2007 and have also filed an application to convert our Hong Kong representative office into a full branch.  We are pleased to welcome the customers and key officers of New Asia Bank into the Cathay family,” said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

          “While the margin compression and the slowdown in loan demand continue to present challenges, we are still optimistic that 2006 should be another record year for Cathay General Bancorp,” concluded Dunson Cheng.

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INCOME STATEMENT REVIEW

          The comparability of financial information is affected by our acquisitions.  Operating results included the operations of acquired entities from the date of acquisition.

Net interest income before provision for loan losses

          Net interest income before provision for loan losses increased $10.6 million, or 17.7%, to $70.7 million during the third quarter of 2006 from $60.1 million during the same quarter a year ago.  The increase was due primarily to the strong growth in loans as well as the acquisition of Great Eastern Bank (“GEB”) on April 7, 2006.

          The net interest margin, on a fully taxable-equivalent basis, was 4.06% for the third quarter of 2006.  The net interest margin decreased twenty-one basis points from 4.27% for the second quarter of 2006 and decreased twenty-two basis points from 4.28% in the third quarter of 2005.  The decrease in the net interest margin was primarily due to the decline in core deposits, which exclude jumbo time certificate deposits and brokered deposits, and increased reliance on more expensive wholesale borrowings.

          For the third quarter of 2006, the yield on average interest-earning assets was 7.42% on a fully taxable-equivalent basis, and the cost of funds on average interest-bearing liabilities equaled 4.01%.  In comparison, for the third quarter of 2005, the yield on average interest-earning assets was 6.33% and cost of funds on average interest-bearing liabilities equaled 2.54%. The interest spread decreased primarily for the reasons discussed above.

Provision for loan losses

          The provision for loan losses was a negative $1.0 million for the third quarter of 2006 compared to a negative $1.0 million provision for loan losses for the third quarter of 2005 and a $1.5 million provision for loan losses for the second quarter of 2006.  The provision for loan losses was based on the review of the adequacy of the allowance for loan losses at September 30, 2006. The provision for loan losses represents the charge or credit against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb loan losses inherent in the Company’s loan portfolio.  The following table summarizes the charge-offs and recoveries for the quarters shown:

	For the three months ended,

(Dollars in thousands)	September 30, 2006	June 30, 2006	September 30, 2005

Charge-offs	$36	$544	$—
Recoveries	310	422	881

Net Charge-offs (Recoveries)	$(274)	$122	$(881)

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Non-interest income

          Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $5.4 million for the third quarter of 2006, a decrease of $449,000, or 7.7%, compared to the non-interest income of $5.9 million for the third quarter of 2005.

          Depository service fees decreased $312,000, or 21.5%, from $1.4 million in the third quarter of 2005 to $1.1 million in the third quarter of 2006 due primarily to the reclassification of certain wire transfer fees from depository service fees to other operating income in 2006.

          Other operating income decreased $558,000, or 17.6%, from $3.2 million in the third quarter of 2005 to $2.6 million in the third quarter of 2006 primarily due to the decrease in warrant mark-to-market income of $485,000, the decrease in wealth management commissions of $292,000, and venture capital investment write-downs of $257,000.  Offsetting the decreases were a $204,000 increase in wire transfer fees due to the acquisition of GEB, a $105,000 increase in safe deposit box commission and a $130,000 increase in other loan fees.

          The above decreases were partially offset by the increase in letters of credit commissions.  Letters of credit commissions increased $384,000, or 36.3%, to $1.4 million in the third quarter of 2006 from $1.1 million in the third quarter of 2005 primarily due to a $136,000 increase in standby letter of credit commissions and a $104,000 increase in export letter of credit commissions.

Non-interest expense

          Non-interest expense increased $4.4 million, or 17.6%, to $29.4 million for the third quarter of 2006 compared to the same quarter a year ago.  The efficiency ratio was 38.62% for the third quarter of 2006 compared to 37.91% in the year ago quarter and 37.85% for the second quarter of 2006.

The increase of non-interest expense from the third quarter a year ago to the third quarter of 2006 was primarily due to the following:

•

Salaries and employee benefits increased $2.5 million, or 19.1%, from $13.4 million in the third quarter of 2005 to $15.9 million in the third quarter of 2006 due primarily to the merger with GEB and a $497,000 decrease in the amount of loan origination related salaries expense capitalized during the current quarter.

•	Occupancy expenses increased $204,000, or 8.4%, primarily due to the increases in depreciation expenses and utility expenses.
•	Computer and equipment expenses increased $204,000, or 12.2%, primarily due to a $111,000 increase in depreciation expenses.
•	Marketing expenses increased $240,000, or 49.7%, in the third quarter of 2006 compared to the same quarter a year ago mainly due to increased media and promotion expenses.
•

Expenses from operation of affordable housing investments increased $404,000, or 39.4%, to $1.4 million compared to $1.0 million in the same quarter a year ago as a result of additional investments in affordable housing in 2004 and 2005.

•	Amortization of core deposit premium increased $397,000, or 28.3%, due to the merger with GEB.
•	Other operating expenses increased $479,000, or 23.5%, due to increases in contract termination charges of $102,000, higher travel expenses related to GEB, and settlement of litigation.

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Income taxes

          The effective tax rate was 35.7% for the third quarter of 2006, compared to 36.3% for the same quarter a year ago and 37.5% for the full year 2005.  The decrease in the effective tax rate was primarily due to the resolution of certain tax issues and a lower projected income for the full year.

          As previously disclosed, on December 31, 2003, the California Franchise Tax Board (FTB) announced its intent to list certain transactions that in its view constitute potentially abusive tax shelters. Included in the transactions subject to this listing were transactions utilizing regulated investment companies (RICs) and real estate investment trusts (REITs). As part of the notification indicating the listed transactions, the FTB also indicated its position that it intends to disallow tax benefits associated with these transactions. While the Company continues to believe that the tax benefits recorded in three prior years with respect to its RIC were appropriate and fully defensible under California law, the Company has deemed it prudent to participate in Voluntary Compliance Initiative – Option 2, requiring payment of all California taxes and interest on these disputed 2000 through 2002 tax benefits, and permitting the Company to claim a refund for these years while avoiding certain potential penalties.  The Company retains potential exposure for assertion of an accuracy-related penalty should the FTB prevail in its position in addition to the risk of not being successful in its refund claims. As of September 30, 2006, the Company reflected a $12.1 million net state tax receivable for the years 2000, 2001, and 2002 after giving effect to reserves for loss contingencies on the refund claims, or an equivalent of $7.9 million after giving effect to Federal tax benefits. The FTB is currently in the process of reviewing and assessing our refund claims for taxes and interest for tax years 2000 through 2002.  Although the Company believes its tax deductions related to the regulated investment company were appropriate and fully defensible, there can be no assurance of the outcome of its refund claims, and an adverse outcome on the refund claims could result in a loss of all or a portion of the $7.9 million net state tax receivable after giving effect to Federal tax benefits.

BALANCE SHEET REVIEW

          Total assets increased by $1.2 billion, or 19.3%, to $7.6 billion at September 30, 2006 from year-end 2005 of $6.4 billion.  The increase in total assets was represented primarily by loan growth and investment securities increase funded by growth of deposits and borrowings.  At April 6, 2006, the closing date of the tender offer for GEB, the total fair value of GEB’s assets was approximately $332.5 million excluding intangible assets.

          The growth of gross loans to $5.5 billion as of September 30, 2006, from $4.6 billion as of December 31, 2005, represents an increase of $873.3 million, or 18.8%, of which $216.9 million resulted from the acquisition of GEB on April 7, 2006.

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          The changes in the loan composition from December 31, 2005, are presented below:

Type of Loans:	September 30, 2006	December 31, 2005	% Change

	(Dollars in thousands)
Commercial	$1,155,113	$1,110,401	4
Residential mortgage	398,174	326,249	22
Commercial mortgage	3,156,284	2,590,752	22
Equity lines	111,497	105,040	6
Real estate construction	683,625	500,027	37
Installment	13,671	13,662	0
Other	2,721	1,684	62

Gross loans and leases	$5,521,085	$4,647,815	19
Allowance for loan losses	(64,380)	(60,251)	7
Unamortized deferred loan fees	(14,018)	(12,733)	10

Total loans and leases, net	$5,442,687	$4,574,831	19

          Total deposits increased $551.2 million, or 11.2%, to $5.5 billion from December 31, 2005, of $4.9 billion, of which $294.0 million resulted from the acquisition of GEB on April 7, 2006.  The changes in the deposit composition from December 31, 2005, are presented below:

Deposits	September 30, 2006	December 31, 2005	% Change

	(Dollars in thousands)
Non-interest-bearing demand	$783,902	$726,722	8
NOW	223,776	240,885	(7)
Money market	609,072	523,076	16
Savings	352,799	364,793	(3)
Time deposits under $100,000	957,625	641,411	49
Time deposits of $100,000 or more	2,540,414	2,419,463	5

Total deposits	$5,467,588	$4,916,350	11

          At September 30, 2006, brokered deposits included in time deposits under $100,000 in table above  totaled $232.6 million compared to no brokered deposits at December 31, 2005.

          Advances from the Federal Home Loan Bank increased $380.2 million to $595.2 million at September 30, 2006, compared to $215.0 million at December 31, 2005.  Securities sold under agreement to repurchase increased from $200.0 million at December 31, 2005, to $400.0 million at September 30, 2006.  On September 29, 2006, the Bank issued $50 million of subordinated debt which qualifies as Tier 2 capital and has a final maturity of ten years.  Federal funds purchased decreased $109.0 million to $10.0 million at September 30, 2006, from $119.0 million at December 31, 2005.

ASSET QUALITY REVIEW

          Non-performing assets to gross loans and other real estate owned was 0.57% at September 30, 2006, compared to 0.39% at December 31, 2005.  Total non-performing assets increased $13.7 million to $31.6 million at September 30, 2006, compared with $17.9 million at December 31, 2005, due to a $4.4 million increase in other real estate owned, a $7.3 million increase in non-accrual loans, and a $2.0 million increase in accruing loans past due 90 days or more.

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          The allowance for loan losses amounted to $64.4 million at September 30, 2006, and represented the amount that the Company believes to be sufficient to absorb loan losses inherent in the Company’s loan portfolio.  The allowance for loan losses represented 1.17% of period-end gross loans and 237% of non-performing loans at September 30, 2006.  The comparable ratios were 1.30% of gross loans and 337% of non-performing loans at December 31, 2005.  Results of the changes to the Company’s non-performing assets and troubled debt restructurings are highlighted below:

(Dollars in thousands)	September 30, 2006	December 31, 2005	% Change

Non-performing assets
Accruing loans past due 90 days or more	$4,110	$2,106	95
Non-accrual loans	23,111	15,799	46

Total non-performing loans	27,221	17,905	52
Other real estate owned	4,347	0	100

Total non-performing assets	$31,568	$17,905	76

Troubled debt restructurings	$5,848	$3,088	89

          Trouble debt restructurings increased $2.7 million to $5.8 million at September 30, 2006 from $3.1 million at December 31, 2005.

CAPITAL ADEQUACY REVIEW

          At September 30, 2006, the Tier 1 risk-based capital ratio of 9.47%, total risk-based capital ratio of 11.14%, and Tier 1 leverage capital ratio of 8.91%, continue to place the Company in the “well capitalized” category, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than six percent, a total risk-based capital ratio equal to or greater than ten percent, and a Tier 1 leverage capital ratio equal to or greater than five percent. At December 31, 2005, the Company’s Tier 1 risk-based capital ratio was 10.61%, the total risk-based capital ratio was 11.72%, and Tier 1 leverage capital ratio was 9.80%.

          No shares were repurchased during the third quarter of 2006.  At September 30, 2006, 451,703 shares remain under the Company’s latest stock buyback authorization which was announced on March 18, 2005.

YEAR-TO-DATE REVIEW

          Net income was $87.0 million, or $1.69 per diluted share for the nine months ended September 30, 2006, an increase of $9.6 million, or 12.5%, in net income over the $77.4 million, or $1.52 per diluted share for the same period a year ago due primarily to an increase in net interest income.  The net interest margin for the nine months ended September 30, 2006, decreased 2 basis points to 4.22% compared to 4.24% in the same period a year ago.

          Return on average stockholders’ equity was 13.83% and return on average assets was 1.62% for the nine months of 2006, compared to a return on average stockholders’ equity of 14.09% and a return on average assets of 1.69% for the nine months of 2005.  The efficiency ratio for the nine months ended September 30, 2006 was 37.55% compared to 36.76% during the same period a year ago.

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ABOUT CATHAY GENERAL BANCORP

          Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank.  Founded in 1962, Cathay Bank offers a wide range of financial services.  Cathay Bank currently operates thirty branches in California, nine branches in New York State, three branches in Chicago, Illinois, one in Massachusetts, one in Houston, Texas, two in Washington State, a loan production office in Dallas, Texas, and representative offices in Taipei, Hong Kong, and Shanghai.  Cathay Bank’s website is found at http://www.cathaybank.com/.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

          Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “predicts,” “potential,” “continue,” or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: expansion into new market areas; acquisitions of other banks, if any; fluctuations in interest rates; demographic changes; earthquake or other natural disasters; competitive pressures; deterioration in asset or credit quality; changes in the availability of capital; legislative and regulatory developments; changes in business strategy, including the formation of a real estate investment trust; general economic or business conditions in California and other regions where the Bank has operations.

          These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2005, its reports and registration statements filed with the Securities and Exchange Commission (“SEC”) and other filings it makes in the future with the SEC from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

          Cathay General Bancorp’s filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.

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CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,

(Dollars in thousands, except per share data)	2006	2005	% Change	2006	2005	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for loan losses	$70,683	$60,058	18	$206,875	$178,010	16
(Reversal)/provision for loan losses	(1,000)	(1,000)	—	2,000	(500)	(500)

Net interest income after (reversal)/ provision for loan losses	71,683	61,058	17	204,875	178,510	15
Non-interest income	5,404	5,853	(8)	16,229	17,305	(6)
Non-interest expense	29,383	24,989	18	83,779	71,796	17

Income before income tax expense	47,704	41,922	14	137,325	124,019	11
Income tax expense	17,046	15,237	12	50,279	46,640	8

Net income	$30,658	$26,685	15	$87,046	$77,379	12

Net income per common share:
Basic	$0.60	$0.53	13	$1.71	$1.53	12
Diluted	$0.59	$0.53	11	$1.69	$1.52	11
Cash dividends paid per common share	$0.09	$0.09	—	$0.27	$0.27	—
SELECTED RATIOS
Return on average assets	1.60%	1.74%	(8)	1.62%	1.69%	(4)
Return on average stockholders’ equity	13.76%	14.22%	(3)	13.83%	14.09%	(2)
Efficiency ratio	38.62%	37.91%	2	37.55%	36.76%	2
Dividend payout ratio	15.12%	16.90%	(11)	15.84%	17.63%	(10)
YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	7.42%	6.33%	17	7.23%	6.04%	20
Total interest-bearing liabilities	4.01%	2.54%	58	3.62%	2.22%	63
Net interest spread	3.41%	3.79%	(10)	3.61%	3.82%	(5)
Net interest margin	4.06%	4.28%	(5)	4.22%	4.24%	(0)

CAPITAL RATIOS	September 30, 2006	September 30, 2005	December 31, 2005

Tier 1 risk-based capital ratio	9.47%	10.68%	10.61%
Total risk-based capital ratio	11.14%	11.86%	11.72%
Tier 1 leverage capital ratio	8.91%	9.61%	9.80%

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2006	December 31, 2005	% change

	(In thousands, except share and per share data)
Assets
Cash and due from banks	$108,649	$109,275	(1)
Securities available-for-sale (amortized cost of $1,465,688 at September 30, 2006 and $1,240,308 at December 31, 2005)	1,444,425	1,217,438	19
Loans	5,521,085	4,647,815	19
Less: Allowance for loan losses	(64,380)	(60,251)	7
Unamortized deferred loan fees, net	(14,018)	(12,733)	10

Loans, net	5,442,687	4,574,831	19
Federal Home Loan Bank stock	35,140	29,698	18
Other real estate owned, net	4,347	—	100
Affordable housing investments, net	75,899	80,211	(5)
Premises and equipment, net	65,148	30,290	115
Customers’ liability on acceptances	26,923	16,153	67
Accrued interest receivable	34,351	24,767	39
Goodwill	303,491	239,527	27
Other intangible assets, net	43,258	41,508	4
Other assets	47,248	33,805	40

Total assets	$7,631,566	$6,397,503	19

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$783,902	$726,722	8
Interest-bearing deposits:
NOW deposits	223,776	240,885	(7)
Money market deposits	609,072	523,076	16
Savings deposits	352,799	364,793	(3)
Time deposits under $100,000	957,625	641,411	49
Time deposits of $100,000 or more	2,540,414	2,419,463	5

Total deposits	5,467,588	4,916,350	11

Federal funds purchased	10,000	119,000	(92)
Securities sold under agreement to repurchase	400,000	200,000	100
Advances from the Federal Home Loan Bank	595,180	215,000	177
Other borrowings from financial institutions	35,000	20,000	75
Other borrowings from affordable housing investments	20,011	20,507	(2)
Long-term debt	104,125	53,976	93
Acceptances outstanding	26,923	16,153	67
Minority interest in consolidated subsidiaries	8,500	8,500	—
Other liabilities	61,429	54,400	13

Total liabilities	6,728,756	5,623,886	20

Commitments and contingencies	—	—	—

Total stockholders’ equity	902,810	773,617	17

Total liabilities and stockholders’ equity	$7,631,566	$6,397,503	19

Book value per share	$17.51	$15.41	14
Number of common stock shares outstanding	51,548,829	50,191,089

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2006	2005	2006	2005

	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$110,321	$74,468	$304,566	$202,989
Securities available-for-sale - taxable	17,779	13,464	46,305	46,998
Securities available-for-sale - nontaxable	687	884	2,116	2,828
Federal Home Loan Bank stock	383	—	1,100	626
Agency preferred stock	295	201	799	504
Federal funds sold and securities purchased under agreements to resell	30	9	160	220
Deposits with banks	105	101	259	281

Total interest and dividend income	129,600	89,127	355,305	254,446

INTEREST EXPENSE
Time deposits of $100,000 or more	27,983	17,349	73,810	40,203
Other deposits	15,376	8,033	37,983	23,489
Securities sold under agreements to repurchase	4,658	—	11,183	14
Advances from Federal Home Loan Bank	8,621	2,073	19,315	8,978
Long-term debt	1,207	917	3,359	2,544
Short-term borrowings	1,072	697	2,780	1,208

Total interest expense	58,917	29,069	148,430	76,436

Net interest income before provision for loan losses	70,683	60,058	206,875	178,010
(Reversal)/provision for loan losses	(1,000)	(1,000)	2,000	(500)

Net interest income after (reversal)/provision for loan losses	71,683	61,058	204,875	178,510

Securities gains	206	169	236	1,291
Letters of credit commissions	1,441	1,057	4,046	3,090
Depository service fees	1,138	1,450	3,630	4,348
Gains on sale of premises and equipment	—	—	—	958
Other operating income	2,619	3,177	8,317	7,618

Total non-interest income	5,404	5,853	16,229	17,305

Salaries and employee benefits	15,949	13,393	46,060	38,834
Occupancy expense	2,637	2,433	7,444	6,610
Computer and equipment expense	1,876	1,672	5,544	5,247
Professional services expense	2,176	2,200	5,396	5,586
FDIC and State assessments	259	249	761	745
Marketing expense	723	483	2,328	1,638
Other real estate owned expense (income)	16	92	513	(10)
Operations of affordable housing investments	1,429	1,025	4,027	2,990
Amortization of core deposit intangibles	1,801	1,404	4,778	4,550
Other operating expense	2,517	2,038	6,928	5,606

Total non-interest expense	29,383	24,989	83,779	71,796

Income before income tax expense	47,704	41,922	137,325	124,019
Income tax expense	17,046	15,237	50,279	46,640

Net income	30,658	26,685	87,046	77,379

Other comprehensive gain (loss), net of tax	12,048	(8,848)	931	(13,666)

Total comprehensive income	$42,706	$17,837	$87,977	$63,713

Net income per common share:
Basic	$0.60	$0.53	$1.71	$1.53
Diluted	$0.59	$0.53	$1.69	$1.52
Cash dividends paid per common share	$0.09	$0.09	$0.27	$0.27
Basic average common shares outstanding	51,507,434	50,128,113	51,046,270	50,441,988
Diluted average common shares outstanding	52,111,032	50,540,463	51,637,975	50,870,362

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CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	For the three months ended,

(In thousands)	September 30, 2006		September 30, 2005		June 30, 2006

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)

Loans and leases (1)	$5,478,956	7.99%	$4,217,559	7.00%	$5,285,231	7.90%
Taxable securities available-for-sale	1,345,854	5.24%	1,264,303	4.23%	1,289,299	4.79%
Tax-exempt securities available-for-sale (2)	83,368	6.96%	101,784	6.38%	85,393	7.01%
FHLB & FRB stock	34,974	4.34%	29,353	0.00%	30,171	4.91%
Federal funds sold and securities purchased under agreements to resell	2,293	5.19%	1,084	3.29%	9,723	4.21%
Deposits with banks	10,837	3.84%	8,918	4.49%	17,235	2.02%

Total interest-earning assets	$6,956,282	7.42%	$5,623,001	6.33%	$6,717,052	7.26%

Interest-bearing liabilities
Interest-bearing demand deposits	$228,854	1.26%	$248,526	0.64%	$245,933	1.25%
Money market	606,914	2.84%	508,296	1.40%	577,276	2.65%
Savings deposits	375,043	0.96%	384,064	0.55%	405,519	0.92%
Time deposits	3,409,896	4.35%	3,022,360	2.97%	3,258,591	3.89%

Total interest-bearing deposits	$4,620,707	3.72%	$4,163,246	2.42%	$4,487,319	3.32%
Federal funds purchased	39,359	5.35%	54,212	3.54%	45,357	4.98%
Securities sold under agreements to repurchase	415,652	4.45%	—	0.00%	400,000	4.02%
Other borrowed funds	695,321	5.23%	277,550	3.27%	593,262	4.91%
Long-term debt	55,101	8.69%	53,952	6.74%	53,997	8.25%

Total interest-bearing liabilities	5,826,140	4.01%	4,548,960	2.54%	5,579,935	3.60%
Non-interest-bearing demand deposits	767,217		704,934		776,203

Total deposits and other borrowed funds	$6,593,357		$5,253,894		$6,356,138

Total average assets	$7,579,065		$6,071,519		$7,308,866
Total average stockholders’ equity	$883,822		$744,368		$850,843

	For the nine months ended,

(In thousands)	September 30, 2006		September 30, 2005

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)

Loans and leases	$5,203,293	7.83%	$4,066,114	6.67%
Taxable securities available-for-sale	1,257,303	4.92%	1,449,956	4.34%
Tax-exempt securities available-for-sale (1)	85,160	6.84%	104,856	6.39%
FHLB & FRB stock	31,653	4.64%	29,140	2.88%
Federal funds sold and securities purchased under agreements to resell	4,878	4.39%	10,125	2.91%
Deposits with banks	15,773	2.20%	8,702	4.32%

Total interest-earning assets	$6,598,060	7.23%	$5,668,893	6.04%

Interest-bearing liabilities
Interest-bearing demand deposits	$239,033	1.15%	$247,383	0.52%
Money market deposits	586,764	2.60%	542,092	1.22%
Savings deposits	379,516	0.89%	396,852	0.44%
Time deposits	3,255,741	3.93%	2,886,329	2.61%

Total interest-bearing deposits	$4,461,054	3.35%	$4,072,656	2.09%
Federal funds purchased	43,227	4.94%	41,636	3.09%
Securities sold under agreements to repurchase	365,714	4.09%	857	2.18%
Other borrowed funds	558,969	4.90%	441,332	2.79%
Long-term debt	54,364	8.26%	53,937	6.31%

Total interest-bearing liabilities	5,483,328	3.62%	4,610,418	2.22%
Non-interest-bearing demand deposits	753,855		695,378

Total deposits and other borrowed funds	$6,237,183		$5,305,796

Total average assets	$7,176,789		$6,120,783
Total average stockholders’ equity	$841,425		$734,294

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2)

The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.